Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHORD ENERGY CORPORATION

MAY 31, 2024

Chord Energy Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is Chord Energy Corporation. The Certificate of Incorporation of the Corporation was originally filed on February 25, 2010 and subsequently amended and restated by the Amended and Restated Certificate of Incorporation on November 19, 2020 and amended on July 1, 2022 (collectively, the “Current Certificate of Incorporation”).

SECOND: The first sentence of the first paragraph (a) of Article FOURTH of the Current Certificate of Incorporation is hereby amended and restated as follows:

“Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 245,000,000 shares of capital stock, classified as (i) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 240,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).”

THIRD: Except as provided above, the Current Certificate of Incorporation is unchanged and remains in full force and effect.

FOURTH: The foregoing amendments were duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Second Amendment has been executed by a duly authorized officer of the Corporation as of the date first written above.

[Signature Page Follows]

CHORD ENERGY CORPORATION

By:	/s/ Daniel E. Brown
Name:	Daniel E. Brown
Title:	President and Chief Executive Officer

Signature Page to the Second Amendment to Amended and Restated Certificate of Incorporation of Chord Energy Corporation